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                                                                    Exhibit 99.2

                          INTERNET/WEBSITE ANNOUNCEMENT
                              [Department 56 Logo]

                    SUSAN ENGEL NAMED CHIEF EXECUTIVE OFFICER

           D 56 FOUNDER & CHAIRMAN ED BAZINET REMAINS IN CREATIVE ROLE

Minneapolis, MN, November 13, 1996 -- Department 56 today announced that Susan Engel, the company's President and Chief Operating Officer, has been appointed to the additional position of Chief Executive Officer.

Department 56 founder Ed Bazinet continues as Chairman of the company's board of directors and will serve in a creative role, focused on further developing the company's decorative giftware lines.

According to Ed: "My decision to pass the Chief Executive position to Susan reflects our partnership in all areas of the company's management over the past two years. This is a well-earned succession of responsibility for her and she has my utmost confidence."

"Under Ed's leadership, the small giftware division of a regional garden center chain was nurtured into something truly special," says Susan. "Our product's integrity and value are respected by collectors and retailers alike, and I look forward to continuing our tradition of excellence."

"Before Department 56 became known for its collectibles such as The Original Snow Village, The Heritage Village Collection and Snowbabies, we were a general giftware company," Ed notes. "It's a homecoming of sorts for me -- going back to my roots -- as I look forward not only to spending more time pursuing personal interests but also to focusing my business efforts on Department 56's home decorative gift, tabletop and trim lines, which were the initial foundation of our company twenty years ago."